Exhibit 5.1

March 9, 2007

Georgia Exploration, Inc.
4801 Woodway Drive, Suite 306W
Houston, Texas 77056

Attention: Don Sytsma

Dear Sir:

Re:	Gulf Western Petroleum Corporation - Registration Statement on Form S-8

We have acted as securities counsel to Gulf Western Petroleum Corporation, a Nevada corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 9,000,000 shares in the common stock of the Company with a par value of $0.001 (the “Shares”) under the Company’s 2007 Non Qualified Stock Option Plan (the “Plan”).

We have reviewed copies of (i) the Articles of Incorporation of the Company as amended, (ii) the bylaws of the Company, (iii) the records of proceedings of the Company’s board of directors, including resolutions and minutes of meetings of the board of directors, as provided to us by the Company, and (iv) a copy of the Plan, all as relating to the above mentioned securities. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified or conformed copies or as photostatic copies, facsimile transmissions or electronic correspondence. We have not undertaken any independent investigations to verify the accuracy or completeness of these assumptions.

We are admitted to practice in the State of New York and the Province of British Columbia. We are familiar with the corporate laws of the State of Nevada applicable to this opinion as presently in effect (“Nevada Law”), and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. Our opinion is limited, to the extent set forth above, to Nevada Law. This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

Based on and subject to the foregoing, we are of the opinion that, upon the sale and issuance of the Shares (and the consideration therefor received) in accordance with the provisions of option agreements duly authorized under the Plan, such Shares will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Yours truly,

MORTON & COMPANY

/s/ Morton & Company

Suite 1200 - 750 West Pender Street, Vancouver, B.C. V6C 2T8 h Website: www.mortonandco.com
Telephone: 604.681.1194 h Facsimile: 604.681.9652 * A Partnership of Law Corporations